Exhibit 10.6

ENGLISH SUMMARY OF THE TERMS OF A LEASE AGREEMENT
CONCERNING UNITS AT PATRAS SCIENCE PARK (Επιστημονικό Πάρκο Πατρών)

between:                             Patras Science Park S.A. (Επιστημονικό Πάρκο Πατρών Α.Ε.)
Stadiou Street, Platani Rio 26504, Patra, Greece
(the “Lessor”)

and:                                   Advanced Energy Technologies Α.Ε. (distinctive title “Advent Technologies A.E.”)
44 Kifisias Avenue, Marousi – Attica 15125, Greece
(the “Lessee”)

Date of the agreement: As of September 25, 2019 (the “Original Lease Agreement”), as amended in writing on January 07, 2020 (the “Amendment”) (collectively, the “Lease Agreement”).

Address of the Premises

The address of the property is: Floor A (1.01), Building A, Patras Science Park, Stadiou Street, Platani Rio 26504, Patra, Greece (the “Premises”)

Leased area in square meters: 99.40 sq. m.

The Lessor has the right to request unilaterally that the Lessee transfers its installed unit to another area of equal size and managed by the Patras Science Park to serve the park’s greater needs, and the Lessee must comply immediately.

Term of the Lease and Renewal Rights

Lease term:

From October 01, 2020 to December 31, 2028 (pursuant to the Amendment).

Renewal:

The Lessee can request an extension of the Lease term by notifying the Lessor in writing at least three (3) months prior to expiry of the Lease term. The Lessor shall examine the request and respond within twenty (20) calendar days.

No tacit renewal or extension shall be possible and, following expiry of the term, the Lessor shall have an absolute right to evict the Lessee. Any renewal or extension of the Lease must be and can only be evidenced in writing.

Rent

Monthly rent:

The Lessee shall pay the Lessor within ten (10) days of the beginning of each month, a monthly rent of EUR 546.70 (EUR 5.5 per sq. m.) plus stamp duty of 3.6%.

In case of extension of the Lease term (as set out in the Original Lease Agreement), the monthly rent will be adjusted as follows:

(a)	EUR 5.5 per sq. m. for the first to the fifth year;

(b)	EUR 7.5 per sq. m. for the sixth to the tenth year; and

(c)	EUR 10 per sq. m. thereafter.

Retention of percentage of approved funding:

A percentage of 0.5% of all approved funding to the Lessee, only for projects submitted by the Lessee’s installed unit as a member of the Patras Science Park, shall be retained by the Lessor.

Communal and other expenses:

In addition to monthly rent, the Lessee must pay its proportion of communal expenses (cleaning costs, maintenance and operation of building, electricity consumption in public spaces, water, city taxes and fees etc.), and electricity, water, telephone and internet charges for the Premises (the method for allocation of such costs to the Premises to be notified by the Lessor and, amongst other things, be linked to the leased area of the Premises).

Communal cleaning costs payable by the Lessee shall be in an amount equal to EUR 99.40 per month (EUR 1 per sq. m.) (plus VAT) and can be adjusted annually by decision of the board of director by up to 3%.

The communal expenses are payable within ten (10) calendar days of service by the Lessor of a relevant tax document.

Permitted Use

The Lease was granted to the Lessee to carry out its professional activities, as set out and approved in the Lessee’s admission application and in line with the objectives of the Patras Science Park. Any change to the Lease’s agreed use is expressly forbidden and any violation shall constitute a material breach of the Lease.

Maintenance of the Premises / Other Obligations

The Lessee shall be responsible for the maintenance of the Premises and shall pay for any defects or damages caused to the Premises.

The Lessee is, inter alia, responsible to keep the Premises clean and to use the Premises in such a way so as not to cause any damage or nuisance to other occupants and shall be responsible to recompense such occupants for any loss.

Further, the Lessee must make good and diligent use of the Premises and shall be responsible for any loss or damage causes to the Premises by itself, its staff or visitors. If the Lessee delays unreasonably in the repair and restoration of such damages and losses, the Lessor, at the cost of the Lessee, can proceed with such repairs.

The Lease Agreement also includes various other administrative obligations on the Lessee (including regarding health and safety, fire protection and access control).

Alienation

The assignment or subletting/underletting of all or part of the Premises or otherwise sharing occupation of the Premises with any third party is strictly prohibited.

Vacating of the Premises

The Lessee shall vacate the Premises upon expiry of the Lease term and deliver vacant possession to the Lessor. In case of refusal, the Lessee shall pay the Lessor a fixed and pre-determined penalty amount of EUR 150.00 for each day of the delay.

Termination of the Lease Agreement

If the Lessee does not comply with the terms of the Lease Agreement agreed as being “of essence” or defaults in the timely payment of monthly rent or communal expenses, the Lessor shall notify the Lessee and, if such breach is not remedied within five days of notice, the Lessor shall be entitled to terminate the Lease Agreement and to apply to court for the eviction of the Lessee and the payment of all outstanding amounts and other compensation or damages.

Waiver of statutory protections

The Lessee unconditionally and irrevocably waives all general protection and rights granted to tenants by statute (including, but not limited to, any right to remain in the Premises or extend the Lease beyond the contractual period).

Taxes

The Lessee is responsible for stamp duty plus OGA (ΟΓΑ) payable on the Lease, together with all other taxes and government fees (including any future taxes or fees levied on the use of the Lease), other than municipal real estate duty (ΤΑΠ) and any other ownership levy or tax.

Amendments to the Lease Agreement

Any amendment to the Lease Agreement must be in writing.

Governing Law and Jurisdiction

The Lease is governed by Greek law.

The Courts of Patras have exclusive jurisdiction.